Exhibit 99.2

FOR IMMEDIATE RELEASE

CSG Systems International Enters

Into New Contract With Comcast Cable

ENGLEWOOD, Colo. United States (March 27, 2013) — CSG Systems International, Inc. (NASDAQ: CSGS), a global provider of software- and services-based business support solutions that help clients generate revenue and maximize customer relationships, today announced that it has entered into a new multi-year customer care and billing agreement with Comcast Cable.

“We are pleased to have extended our relationship with Comcast Cable,” said Peter Kalan, president and chief executive officer of CSG International. “As Comcast Cable continues to innovate the customer experience by giving more choice and control to their customers, CSG will continue to provide our highly dependable, scalable and reliable products and services to help them succeed. For over twenty years, we have been a trusted partner for Comcast Cable and work every day to earn that trust.”

“At Comcast Cable, we are working to shape the future of media and technology,” said Scott Alcott, chief information officer for Comcast Cable. “We look for innovative technologies and cost-effective solutions that empower our customers. We’re pleased to extend our relationship with a company like CSG International that is well-suited to help us execute on our vision.”

For more information regarding the contract with Comcast Cable, please refer to the Form 8-K filed today with the SEC, which can be found in the investor relations section of the company’s website.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, DISH Network, France Telecom, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 25 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

For further information:

Liz Bauer

Investor Relations

CSG International

(303) 804-4065

Liz.bauer@csgi.com

Elise Brassell

Media and Industry Analyst Relations

CSG International

(303) 804-4962

Elise.Brassell@csgi.com